Exhibit 5.1

September 25, 2023

Vital Energy, Inc.

521 E. Second Street,

Suite 1000

Tulsa, Oklahoma 74120

Re:	Vital Energy, Inc.
Registration Statement on Form S-3
File No. 333-263752

Ladies and Gentlemen:

We have acted as counsel to Vital Energy, Inc., a Delaware corporation and formerly known as Laredo Petroleum, Inc. (the “Company”), in connection with the registration, pursuant to (a) a Registration Statement on Form S-3 (File No. 333-263752) (the “Existing Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the form of prospectus supplement with respect thereto filed on September 20, 2023 with the Commission pursuant to Rule 424(b)(5) under the Act (the “Specified Prospectus Supplement”) (pursuant to Rule 430B(f)(1) under the Act, information contained in the Specified Prospectus Supplement that was omitted from the form of prospectus that is part of the Existing Registration Statement in reliance on Rule 430B(b) will be deemed part of and included in the Existing Registration Statement on the date specified in Rule 430B(f)(1) (the Existing Registration Statement, together with such information so deemed part thereof and included therein, the “Registration Statement”)), of the offering and sale by (i) the Company of (x) $400,000,000 aggregate principal amount of 10.125% Senior Notes due 2028 (the “2028 Notes”), to be issued under an Indenture (the “Base Indenture”), dated as of March 18, 2015, among the Company, Vital Midstream Services, LLC, a Delaware limited liability company and formerly known as Laredo Midstream Services, LLC (the “Guarantor”) and Computershare Trust Company, N.A. (“Computershare”), as trustee (together with, as to any time prior to the date on which Computershare succeeded to all or substantially all the corporate trust business of Wells Fargo Bank, National Association (“Wells Fargo”), Wells Fargo, as predecessor trustee, each, in such capacity, the “Base Trustee”), as supplemented by the Fourth Supplemental Indenture thereto, dated as of January 24, 2020 (together with the Base Indenture, the “2028 Indenture”), among the Company, the Guarantor and the Base Trustee; and (y) $500,000,000 aggregate principal amount of 9.750% Senior Notes due 2030 (the “2030 Notes” and, together with the 2028 Notes, the “Notes”), to be issued under the Base Indenture, as supplemented by the Fifth Supplemental Indenture thereto, dated as of September 25, 2023 (together with the Base Indenture, the “2030 Indenture”), among the Company, the Guarantor, the Base Trustee and U.S. Bank Trust Company, National Association, as trustee for the 2030 Notes (the “2030 Notes Trustee”), and (ii) the Guarantor of the guarantees (the “Guarantees”) of (x) the 2028 Notes pursuant to the 2028 Indenture and (y) the 2030 Notes pursuant to the 2030 Indenture, all sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated September 18, 2023, among the Company, the Guarantor and Wells Fargo Securities, LLC, as representative of the several underwriters named in Schedule A thereto (the “Underwriters”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Vital Energy, Inc.
September 25, 2023

We have examined originals or certified copies of such corporate or other entity records of the Company and the Guarantor and other certificates and documents of officials of the Company and the Guarantor, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies and that the Notes will conform to the specimens thereof we have reviewed. We have also assumed that the 2028 Indenture is a valid and binding obligation of the Base Trustee, enforceable against the Base Trustee in accordance with its terms and that the 2030 Indenture is a valid and binding obligation of the 2030 Notes Trustee, enforceable against the 2030 Notes Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company and the Guarantor, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Notes have been duly executed by the Company, duly authenticated by the Base Trustee or the 2030 Notes Trustee, as applicable, in accordance with the terms of the 2028 Indenture (in the case of the 2028 Notes) or the 2030 Indenture (in the case of the 2030 Notes), as applicable, and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, (i) the Notes will be valid and binding obligations of the Company and (ii) the Guarantees of the Guarantor will be valid and binding obligations of the Guarantor.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the Delaware Limited Liability Company Act and (iii) the General Corporation Law of the State of Delaware.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); and (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution.

C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company, the Guarantor or any other person or any other circumstance.

Vital Energy, Inc.
September 25, 2023

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus dated March 21, 2022 and the Specified Prospectus Supplement, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld, LLP

AKIN GUMP STRAUSS HAUER & FELD, LLP